THIS AGREEMENT made as of the 11th day of January, 2006

SETTLEMENT AGREEMENT & RELEASE

BETWEEN:

ASPREVA PHARMACEUTICAL CORPORATION
1201-4464 Markham Street
Victoria, British Columbia

(Hereinafter called the "Company")

AND:

STEVEN PIAZZA
Victoria, BC

(hereinafter called "Mr. Piazza")

BACKGROUND FACTS

A.
Pursuant to his employment agreement, dated December 7, 2004, (the “Employment Agreement”) Mr. Piazza commenced employment with the Company on 20th January, 2005, as Senior Vice President, Global Life Cycle Management.

B.
Mr. Piazza relocated to Victoria from Pennsylvania. Pursuant to the Employment Agreement, the Company provided him with a relocation allowance. The Company will provide further reimbursement to Mr. Piazza to assist him to relocate back to the United States.

C.
The Company has advised Mr. Piazza that his employment will be terminated for business reasons, without cause, effective 12th July, 2006. Until that time, Mr. Piazza will be on a leave of absence and the terms and conditions that govern his employment during that time and the subsequent termination of his employment are exhaustively set out in this agreement.

D.
The Company and Mr. Piazza wish to enter into this Settlement Agreement to settle conclusively all issues and disputes arising out of Mr. Piazza’s employment with the Company and the termination of Mr. Piazza’s employment by the Company.

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THIS AGREEMENT WITNESSES THAT in consideration of the promises and the mutual covenants herein contained, the parties do hereby agree with each other as follows:

Leave of Absence and Termination of Employment

1.
Mr. Piazza will be on a leave of absence from the Company from January 11, 2006 until July 12, 2006, (the “Leave of Absence”). During this time, Mr. Piazza will remain an employee of the Company but will not be required to report to work or to provide any other service to the Company.

2.	Mr. Piazza’s employment with the Company will end on July 12, 2006.

3.
Mr. Piazza agrees that the terms and conditions of this Agreement meet all obligations that the Company has to Mr. Piazza during the Leave of Absence and arising out of the termination of Mr. Piazza’s employment (whether these obligations arise out of the Employment Agreement or otherwise), and that Mr. Piazza is not entitled to any compensation from the Company that is not provided for in this Agreement.

4.
The Company will not inform Citizenship and Immigration Canada, Service Canada (previously "Human Resources & Skills Development Canada"), including Regional Shared Services, Employer Services, the Canada Border Services Agency or the Department of Foreign Affairs, including any Canadian Consulate General, Canadian Embassy or Canadian High Commission of the cessation of Mr. Piazza’s employment, unless required to do so by law in which case Aspreva will notify Mr. Piazza as soon as practical.

Payment by the Company to Mr. Piazza

5.	The Company will provide Mr. Piazza with the following compensation, on or before February 24, 2006:

a.
Pursuant to Article 18 of the Employment Agreement, a lump sum payment in the amount equivalent to six (6) months of base salary, less all applicable statutory deductions. The total gross amount of six months base salary is $165,000.00.

b.
A lump sum payment in the amount equivalent to 11 days’ wages of outstanding vacation pay to which Mr. Piazza is entitled, less applicable statutory deductions. The gross total amount of 11 days’ wages is $13,961.53.

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c.	A lump-sum payment in the gross amount of $39,600.00 in lieu of any bonus payment.

d.	A lump-sum payment of $25,000.00 to cover expenses incurred by Mr. Piazza in the relocation of his family and household to the United States.

e.	Reimbursement for any outstanding business-related expenses upon receipt of an approved expense reimbursement form.

6.
Mr. Piazza understands that the Company will withhold income tax and other statutory deductions from the gross settlement amount, and Mr. Piazza hereby indemnifies and holds the Company harmless in respect of any further assessment made against the Company for additional income tax or other statutory deductions that should have been made from the gross settlement amount.

Benefits

7.
The Company will continue Mr. Piazza’s enrolment in MSP, until the 31st July, 2006 and his extended health, and dental plans until 12th July, 2006, after which time Mr. Piazza will no longer be enrolled in these plans. If Mr. Piazza wishes to pursue the possibility of obtaining personal MSP, extended health, and/or dental coverage, it is his obligation to do so. Mr. Piazza acknowledges that the Company has no obligation to him relating to MSP, extended health, and/or dental coverage after these dates.

8.
The parties understand that Mr. Piazza’s eligibility for short term and long term disability insurance will end effective January 11, 2006, the date that Mr. Piazza began the Leave of Absence. Accordingly, the parties understand that Mr. Piazza will no longer eligible for short term or long term disability insurance coverage. Mr. Piazza acknowledges that the Company will have no obligation to him whatsoever relating to short term or long term disability insurance, including the fact that he will no longer be eligible for short term or long term disability benefits.

9.
Mr. Piazza may have the right to convert his group life-insurance policy to his own personal policy. If Mr. Piazza wishes to pursue this option, he acknowledges that it is entirely his obligation to pursue that matter with the insurer and arrange for this conversion himself. Mr. Piazza understands that there may be strict time deadlines with which he must comply if he wishes to pursue this conversion. Mr. Piazza acknowledges that the Company has no obligation to him whatsoever relating to life insurance.

Career Counseling

10.	The Company will arrange for Mr. Piazza, mutually acceptable outplacement services up to a maximum cost of $5,000.

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Stock Options

11.
Notwithstanding Article 12 of the Employment Agreement, the Company will allow Mr. Piazza’s Stock Options to continue to vest throughout the period of his leave of absence. For greater clarity, Mr. Piazza’s options will continue to vest (at the rate of 7,133 per month for 6 months) in the ordinary course as though he were an active employee until 12th July, 2006, after which time no further options will vest.

12.
The Company will allow Mr. Piazza to continue to exercise his options with the assistance of Merrill Lynch under the existing “10B-5 Plan” and in the same manner as when he was an active employee, until July 12, 2006. The existing Plan will be reinstated by the Company on or before February 10, 2006.

Mr. Piazza’s Ongoing Obligations Under the Employment Agreement and Confidentiality Agreement and Assignment of Inventions

13.
Mr. Piazza agrees that he will honour and continues to be bound by Sections 22 (Confidentiality and Assignment of Inventions), 25 (Provisions Reasonable), 26 (Restrictive Covenant), 27 (Remedies), 34 (Surviving Obligations), and Schedule C (Confidentiality Agreement and Assignment of Inventions), of the Employment Agreement. With respect to Section 2.6 of the Confidentiality Agreement and Assignment of Inventions, Mr. Piazza represents that he has returned to the Company, without making any copies, all items referred to in Section 2.6 and any other property belonging to the Company which he had in his possession. Mr. Piazza further covenants that if any other Company property comes into his possession, he will immediately return it to the Company without making any copies.

Confidentiality

14.
Mr. Piazza will keep this Settlement Agreement, and all of its terms, strictly confidential. Mr. Piazza is only permitted to disclose the terms of this Settlement Agreement to his spouse and his legal and financial advisors, or as otherwise required by law or ordered by a Court of competent jurisdiction. If Mr. Piazza breaches this confidentiality clause, he hereby acknowledges that the Company will suffer irreparable harm by virtue of the breach and he hereby consents to the Company seeking injunctive relief to enforce this clause.

Release Provisions and Related Covenants of Mr. Piazza

15.
Mr. Piazza does hereby remise, release and forever discharge the Company (which is defined throughout this Settlement Agreement to include the Company’s past and present officers, directors, servants, employees, agents, shareholders, related or associated companies and entities, and their predecessors, heirs, executors, administrators, successors and assigns, as the case may be) of and from all liability, damages, costs, and expenses of any nature or kind arising out of or in connection with all events that have occurred between the Company and him up to and including today’s date and all events related to his employment with the Company and all events related to the termination of his employment by the Company, and without limiting the generality of the foregoing, Mr. Piazza remises, releases, and forever discharges the Company of and from all liability, damages, costs, and expenses of any nature or kind arising out of or in connection with any and all actions, claims, or complaints that he ever had, now has, or may in the future have against the Company for the following: breach of contract; wrongful dismissal or constructive dismissal; tort; moving or relocation expenses; misrepresentation; negligent misrepresentation; bad faith discharge; any claim for damages or losses related to breach of the Human Rights Code; breach of the Employment Standards Act; breach of any other statute; loss of his position; loss of his status; loss of future job opportunity for him; damage to his reputation; loss of opportunity to enhance his reputation; loss of bonus; loss of his benefits; and/or loss of any stock options that would have vested in the future.

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16.
Mr. Piazza hereby covenants that he will not from this date forward commence, pursue, or maintain any proceedings against the Company relating to any of the actions, claims, or complaints described in paragraph 13 above. Without limiting the generality of the foregoing, Mr. Piazza hereby covenants that he will not commence, pursue, or maintain an action in court against the Company, a complaint under the Human Rights Code against the Company, or a complaint under the Employment Standards Act against the Company that is in any way connected or related to his employment with the Company, or the termination of his employment by the Company.

17.
If, contrary to this Settlement Agreement, Mr. Piazza does commence, pursue, or maintain any proceedings against the Company, he hereby irrevocably consents to the Company relying on this provision in the Settlement Agreement to obtain a stay or dismissal of such proceedings. Mr. Piazza hereby irrevocably consents to such proceedings being stayed or dismissed.

18.
Mr. Piazza acknowledges that he understands that the Company is providing him with the consideration described earlier in return for his covenants and commitments in this Settlement Agreement, and also to gain the certainty that it will never have to defend itself against him in any of the actions, claims, or complaints that are described in Paragraphs 15 and 16 above.

General Provisions

19.
If any part or provision of this Settlement Agreement or its application to any circumstance is restricted, prohibited or unenforceable, such part or provision will be ineffective only to the extent of such restriction, prohibition or unenforceability, and the remainder of the Settlement Agreement will remain in full force and effect.

20.
This Settlement Agreement settles all disputes between Mr. Piazza and the Company arising out of his employment with the Company and the termination of his employment by the Company, including any complaint under the Human Rights Code or the Employment Standards Act.

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21.	The law governing this Settlement Agreement is that of British Columbia, and the parties will resolve any disputes they have under this Settlement Agreement in the courts of British Columbia.

22.	The parties will execute this Settlement Agreement in counterparts.

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23.	Mr. Piazza has obtained independent legal advice about this Settlement Agreement prior to signing it.

IN WITNESS WHEREOF the parties have entered into this Agreement effective the date first written above.

Duly executed on behalf of ASPREVA PHARMACEUTICAL CORPORATION /s/ Martin Thornton Signature of Witness	) ) ) ) ) ) ) )	/s/ Bruce G. Cousins Authorized Signatory

/s/ Andrew Wong Signature of Witness Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Steven Piazza STEVEN PIAZZA

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